Exhibit 99.1

April 28, 2004

Chesapeake Corporation Holds Annual Meeting

RICHMOND, Va. - Chesapeake Corporation's Chairman, President & Chief Executive Officer Thomas H. Johnson told the audience at the company's annual shareholder meeting here today that he was pleased with last year's results and that strong cash flow highlighted the year 2003 for Chesapeake Corporation (NYSE: CSK).

Despite pricing pressure, uncertain economic and political climates around the world and unfavorable weather conditions, Chesapeake delivered on expected results for the year. Net sales for 2003 increased 9 percent to $899 million, and earnings per share increased 17 percent to $1.74 per share. The company also generated $48.7 million in cash available for shareholders and debt reduction in 2003, an increase of $8.6 million over the previous year.

Strengthening the company's balance sheet is a top priority and significant progress has been made, according to Johnson. In 2003, the company reached a settlement of the environmental indemnification obligations related to the sale of a former kraft products mill, which was a major step in reducing the contingent liabilities of the company. Chesapeake also reached an agreement on a significant part of the Fox River environmental cleanup.

"Earlier this year, we amended and restated our existing $250-million senior credit facility and extended its maturity from 2005 to 2009 with improved pricing and more favorable covenants, " said Johnson. "And just over a month ago, we completed our public offering of 4.05 million shares of common stock. The net proceeds from the sale of these shares amounted to $92 million and were used to pay down a portion of our high-cost senior subordinated notes and repay borrowings on our senior credit facility.

"Looking ahead to the balance of 2004, we anticipate that the pricing environment will remain challenging throughout the year," added Johnson. "Before the costs and the cash flow effect of the costs of the early repayment of our senior subordinated notes, we expect earnings of $1.10 to $1.50 per share and cash flow available for shareholders and reduction of debt to range from $30 million to $50 million."

In other business at the annual meeting, shareholders elected four directors to Class III to serve for a term of three years. Current directors re-elected today to Class III include:

    Thomas H. Johnson, 54, chairman, president & chief executive officer of the corporation
    Henri D. Petit, 55, senior vice president, Eastman Kodak Company
    Frank S. Royal, 64, physician

In addition, Jeremy S. G. Fowden, 47, was elected to his first term as a Class III director. Mr. Fowden is an executive board member and zone president Europe of Interbrew SA, a manufacturer, producer and brand owner of beers and lagers.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.